UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 20, 2021

Newmont Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification No.)

6900 E Layton Avenue, Denver, Colorado 80237

(Address of principal executive offices) (zip code)

(303) 863-7414

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $1.60 per share	NEM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement of a Registrant.

On December 20, 2021, Newmont Corporation, a Delaware corporation (the “Company”), closed its sale of 2.600% Sustainability-Linked Senior Notes due 2032 (the “Notes”) in the principal amount of $1 billion.

The Notes have been registered under the Securities Act of 1933, as amended (the “Act”), pursuant to a registration statement on Form S-3ASR (No. 333-258097) (the “Registration Statement”) previously filed with the Securities and Exchange Commission.

The aggregate net proceeds received by the Company from the sale of the Notes were approximately $992 million, after deducting the underwriting discount (before expenses). The Company intends to use the net proceeds of this offering for the repurchase of (the “Tender Offers”) (i) any and all of the Company’s outstanding 3.700% Notes due 2023 (the “2023 Newmont Notes”), and (ii) any and all of the outstanding 3.700% Notes due 2023 issued by Goldcorp Inc. (the “2023 Goldcorp Notes” and together with the 2023 Newmont Notes, the “2023 Notes”), for up to certain aggregate maximum principal tender amounts specified in a related offer to purchase, which are accepted for purchase and any remaining portion for working capital and other general corporate purposes.

The Notes were issued pursuant to an Indenture, dated as of September 18, 2009 (the “Base Indenture”), among the Company, Newmont USA Limited (the “Guarantor”) and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture, dated as of December 20, 2021 (the “Fifth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee. Capitalized terms used in this current report and not defined herein have the meanings ascribed to them in the Indenture.

The Notes will bear interest at a rate of 2.600% per annum (the “Initial Rate of Interest”). From and including July 15, 2031, the interest rate accruing on the notes shall be increased (as so increased, the “Subsequent Rate of Interest”) (i) by an additional 50 basis points per annum unless the Company has notified the trustee in writing by the Notification Date (as defined in the Fifth Supplemental Indenture) that in respect of the year ended December 31, 2030: (a) each of Sustainability Performance Target 1 and Sustainability Performance Target 2 (each as defined in the Fifth Supplemental Indenture) has been satisfied, and (b) the External Verifier (as defined in the Fifth Supplemental Indenture) has confirmed to the Company the satisfaction of such targets, and (ii) by an additional 10 basis points per annum unless the Company has notified the trustee in writing by the Notification Date that as of December 31, 2030: (a) Sustainability Performance Target 3 (as defined in the Fifth Supplemental Indenture) has been satisfied, and (b) the External Verifier has confirmed to the Company the satisfaction of such target. Interest on the Notes is payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2022. The Notes will mature on July 15, 2032.

The Notes are subject to redemption upon not less than 10 days’ notice to each registered holder of the Notes to be redemeed, at any time, as a whole or in part, at the election of the Company, in accordance with the terms of the Indenture. Prior to April 15, 2032 (three months prior to the maturity date of the Notes) (the “Par Call Date”), the Notes will be redeemable at a redemption price equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest (calculated using (i) the Initial Rate of Interest if the redemption date occurs prior to July 15, 2031 and (ii) if the redemption date occurs on or after the July 15, 2031, (A) the Initial Rate of Interest if all of the Sustainability Performance Targets (as defined in the Fifth Supplemental Indenture) have been satisfied on or prior to such redemption date, as confirmed by the External Verifier or (B) the applicable Subsequent Rate of Interest if any of the Sustainability Performance Targets has not been satisfied on or prior to such redemption date, or if such satisfaction has not been confirmed by the External Verifier) on such notes that would have been due if the notes matured on the Par Call Date (but excluding accrued and unpaid interest to, but excluding, the redemption date), computed using a discount rate equal to the Treasury Rate (as defined in the Fifth Supplemental Indenture) plus 20 basis points, plus, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

At any time on or after the Par Call Date, the Notes will be redeemable, in whole or in part, at the Company’s option at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to, but excluding, the redemption date.

In connection with any tender offer (including any offer in connection with a Change of Control Repurchase Event (as defined in the Fifth Supplemental Indenture)) for the Notes, if holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days' prior notice to the holders (with a copy to the Trustee), given not more than 30 days following such purchase date, to redeem (in the case of the Company) or purchase (in the case of a third party offeror) all the Notes that remain outstanding following such tender offer at a price equal to the price paid to the holders in such tender offer, plus to the extent not included in the purchase price, accrued and unpaid interest on the notes that remain outstanding, to, but excluding, the date of redemption.

Upon the occurrence of a Change of Control Repurchase Event, unless all Notes have been called for redemption as described above, each holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Notes at an offer price in cash equal to the Change of Control Payment.

The Notes are the Company’s unsecured obligations and will rank equally with the Company’s existing and future unsecured senior debt and senior to the Company’s future subordinated debt. The Notes will be guaranteed on a senior unsecured basis by the Guarantor. The guarantees for the Notes are unsecured and unsubordinated obligations of the Guarantor and rank equally with other unsecured and unsubordinated indebtedness of the Guarantor that is currently outstanding or that it may issue in the future. The guarantees will be released if the Guarantor ceases to guarantee more than $75 million of other debt of the Company.

The Indenture contains customary terms and covenants. Under certain events of default, including, without limitation, failure to pay when due any principal amount or certain cross defaults to other agreements or instruments, occurring and continuing, either the trustee or the holders of 25% in principal amount of the series of Note may declare the principal of such Note and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency of the Company or the Guarantor, the principal amount of the Notes and accrued interest automatically become due and payable.

The foregoing description of the issuance and sale of the Notes and the terms thereof does not purport to be complete and is qualified in its entirety by reference to the Base Indenture and the Fifth Supplemental Indenture, attached hereto as Exhibits 4.1 and 4.2, respectively, and incorporated herein by reference. The form of Note, which is included as part of the Fifth Supplemental Indenture, is filed as Exhibit 4.3, and is incorporated herein by reference. The form of guaranty for the Notes, which is also included as part of the Fifth Supplemental Indenture, is filed as Exhibit 4.4 and is incorporated herein by reference.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company and its affiliates, for which they have received, and in the future expect to receive, customary compensation. In addition, affiliates of the underwriters from time to time have acted or in the future may continue to act as lenders to the Company and its affiliates, for which they have received or expect to receive customary compensation.

Certain of the underwriters or their affiliates may be holders of the 2023 Notes and, accordingly, may receive a portion of the proceeds of the offering if those 2023 Notes are tendered, accepted for purchase and repaid with a portion of the proceeds of the sale of the Notes. BMO Capital Markets Corp., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as dealer-managers for the Tender Offers, for which they will receive customary fees, indemnification against certain liabilities and reimbursement of expenses. Affiliates of certain of the underwriters are lenders under the Company’s senior revolving credit facility.

Item 8.01 Other Events.

On December 20, 2021, the Company issued a press release announcing the closing of its sale of Notes, as referenced above under Item 2.03 of this current report. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In connection with the offering, Newmont is filing a legal opinion regarding the validity of the Notes as Exhibit 5.1 to this Form 8-K with reference to, and incorporated by reference into, the Registration Statement.

Important Legal Information

This Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Notes being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement forming part of the registration statement, the Registration Statement or the base prospectus thereof.

An electronic copy of the prospectus supplement and accompanying base prospectus for the offering may be obtained at www.sec.gov.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of September 18, 2009, among the Company, the Guarantor and the Trustee. (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on September 18, 2009).

4.2	Fifth Supplemental Indenture, dated as of December 20, 2021, among the Company, the Guarantor and the Trustee.

4.3	Form of the Notes (included as part of Exhibit 4.2).

4.4	Form of Guaranty for the Notes (included as part of Exhibit 4.2).

5.1	Opinion of White & Case LLP regarding the validity of the Notes.

23.1	Consent of White & Case LLP (included in Exhibit 5.1).

99.1	Press Release, dated December 20, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWMONT CORPORATION

Dated: December 21, 2021

	By:	/s/ Logan Hennessey
Logan Hennessey
Vice President, Associate General Counsel and Corporate Secretary